Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Chris Steak House, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127681) on Form S-8 of Ruth’s Chris Steak House, Inc. of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Ruth’s Chris Steak House, Inc. and subsidiaries as of December 25, 2005 and December 31, 2006, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for the fifty-two weeks ended December 26, 2004 and December 25, 2005, and for the fifty-three weeks ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Ruth’s Chris Steak House, Inc.

Our report on the consolidated financial statements dated March 16, 2007, contains an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, in fiscal year 2006.

/s/ KPMG LLP

Orlando, Florida

March 16, 2007

Certified Public Accountants